EXHIBIT 99

FOR IMMEDIATE RELEASE

                              RPC, Inc. Reports First Quarter 2012 Financial Results

●	Revenues Increased by 31.6 Percent Compared to the First Quarter of 2011
●	Net Income Increased by 23.2 Percent Compared to the First Quarter of 2011
●	Diluted EPS Increased to $0.37, Compared to $0.30 in the First Quarter 2011

ATLANTA, April 25, 2012 -- RPC, Inc. (NYSE: RES) today announced its unaudited results for the first quarter ended March 31, 2012.  RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, and in selected international markets. For the quarter ended March 31, 2012, revenues increased 31.6 percent to $502,557,000 compared to $381,761,000 in the first quarter last year.  Revenues increased compared to the prior year due to a larger fleet of revenue-producing equipment, higher activity levels, and a favorable job mix in several service lines. Operating profit for the quarter was $130,857,000 compared to operating profit of $106,326,000 in the prior year.  Net income was $80,755,000 or $0.37 diluted earnings per share, compared to net income of $65,524,000 or $0.30 diluted earnings per share last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) increased by 25.4 percent to $183,347,000 compared to $146,197,000 in the prior year. 1

Cost of revenues was $273,799,000, or 54.5 percent of revenues, during the first quarter of 2012, compared to $201,252,000, or 52.7 percent of revenues, in the prior year.  Cost of revenues increased due to the variable nature of these expenses.  Cost of revenues also increased as a percentage of revenues due to higher employment and fuel costs compared to the prior year, as well as the negative impact of lower pricing for many of our services as compared to the prior year.

Selling, general and administrative expenses were $44,927,000 in the first quarter of 2012, a 24.6 percent increase compared to $36,057,000 in the prior year.  This increase was primarily due to increases in headcount to support higher business activity levels.  As a percentage of revenues, however, these costs decreased to 8.9 percent in 2012 compared to 9.4 percent last year due to the fixed nature of many of these expenses and our ability to leverage these costs over higher revenues.  Depreciation and amortization increased to $51,570,000 during the quarter compared to $39,537,000 last year, due to the capital expenditures made during the last year.

Interest expense decreased from $1,079,000 last year to $596,000 in 2012 due to lower interest rates during the quarter under RPC’s syndicated revolving credit facility as compared to the prior year, partially offset by a higher average balance on the facility.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP).  Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

1st Quarter 2012 Earnings Release

 “During the first quarter of 2012, RPC benefited from a larger fleet of revenue-producing equipment and high activity levels in the oil-directed domestic basins in which we operate,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “We placed equipment in service which we ordered during 2011, and continued to improve our management of the logistical issues and procurement of many of the raw materials used in providing our services.  These factors combined to allow us to generate both sequential and year-over year improvements in revenues and net income.  From an industry perspective, the average domestic rig count during the first quarter was 1,990, a 16.0 percent increase compared to the same period in 2011 but a 1.0 percent decrease compared to the fourth quarter of 2011.  The average price of natural gas was $2.41 per Mcf, a 41.9 percent decrease compared to the prior year, and a 25.4 percent decrease compared to the fourth quarter of 2011. In contrast to the price of natural gas, the average price of oil rose during the quarter. The average price of oil during the quarter was $102.99 per barrel, a 9.6 percent increase compared to the prior year, and an 8.9 percent increase compared to the fourth quarter of 2011.  The unconventional rig count, which is a more important indicator of the demand for RPC’s services, increased by 15.4 percent compared to the prior year, and during the first quarter of 2012 represented 69.8 percent of U.S. domestic drilling activity.

“While we are pleased with our first quarter results, the decline in natural gas drilling activity and natural gas prices continues to impact RPC’s overall activity levels and pricing for many of our services.  While the overall rig count remains high, activity levels in many of the natural gas-directed shale plays are declining. Our response to this trend includes redeploying equipment and personnel from these areas of lower activity to basins that are more oil-directed.  While RPC has operational facilities in most of these areas, and believes we will be able to accomplish this transition smoothly, there is the risk of some operational disruption.  We remain concerned about competitive pressures which are likely to continue in the near term, given low natural gas prices.

“During the first quarter of 2012 we invested over $121 million in new equipment and capitalized improvements.  Most of these capital expenditures funded purchases of revenue-producing equipment ordered in 2011.  In addition, we purchased approximately 2.6 million shares of common stock and made the largest dividend payment in our history.  In spite of these uses of cash, the balance on our syndicated credit facility has declined since the end of 2011, and I am pleased to report that we have a ratio of debt to total capitalization of only 18 percent.

“We remain cautious about near-term domestic drilling activity levels due to natural gas prices which are at a 10-year low.  We will continue our allocation of resources to domestic basins which show the highest potential in an environment of continued high oil prices.  In addition, we will monitor discretionary spending and scrutinize capital expenditures as we manage our company to achieve long-term shareholder value,” concluded Hubbell.

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

1st Quarter 2012 Earnings Release

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Technical Services revenues increased 32.1 percent for the quarter compared to the prior year primarily due to an increase in the fleet of revenue-producing equipment and high activity levels.  Support Services revenues increased by 26.8 percent during the quarter compared to the prior year due principally to improved utilization and a favorable job mix in the rental tool service line, which is the largest service line within this segment. Operating profit in both Technical and Support Services improved due to higher revenues.

	Three Months Ended March 31
	2012	2011
	(in thousands)
Revenues:
Technical services	$461,521	$349,402
Support services	41,036	32,359
Total revenues	$502,557	$381,761
Operating Profit:
Technical services	$123,531	$99,916
Support services	13,985	9,935
Corporate expenses	(5,255)	(4,936)
(Loss) /Gain on disposition of assets, net	(1,404)	1,411
Total operating profit	$130,857	$106,326
Other income, net	920	334
Interest expense	(596)	(1,079)
Interest income	5	4

Income before income taxes	$131,186	$105,585

RPC, Inc. will hold a conference call today, April 25, 2012 at 9:00 a.m. ET to discuss the results of the first quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s Web site at www.rpc.net.  The live conference call can also be accessed by calling (877) 440-5787 or (719) 325-2484 and using the access code #7451001.  For those not able to attend the live conference call, a replay of the conference call will be available in the investor relations section of RPC, Inc.’s Web site (www.rpc.net) beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets.  RPC’s investor Web site can be found at www.rpc.net.

1st Quarter 2012 Earnings Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include our belief that we will be able to effectively redeploy equipment and personnel from areas of lower activity to basins of more oil-directed activity; our concern about the competitive pressures arising from the declines in overall activity and our belief that these declines are likely to continue in the near term; our expectation that we will experience some operational disruptions from allocation of equipment from lower activity basins to areas with more oil-directed activities; our cautious outlook about near-term domestic drilling activities; our plans to continue to allocation of resources to domestic basins which show the highest promise in an environment of continued high oil prices; and our plans to monitor discretionary spending and scrutinize capital expenditures as we manage our company for long-term shareholder value.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the possibility that the recent growth in unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2011.

For information about RPC, Inc., please contact:

Ben M. Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net

1st Quarter 2012 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended March 31, (Unaudited)	First Quarter
	2012	2011	% BETTER (WORSE)
REVENUES	$502,557	$381,761	31.6%
COSTS AND EXPENSES:
Cost of revenues	273,799	201,252	(36.0)
Selling, general and administrative expenses	44,927	36,057	(24.6)
Depreciation and amortization	51,570	39,537	(30.4)
Loss (gain) on disposition of assets, net	1,404	(1,411)	N/M
Operating profit	130,857	106,326	23.1
Interest expense	(596)	(1,079)	44.8
Interest income	5	4	25.0
Other income, net	920	334	175.4
Income before income taxes	131,186	105,585	24.2
Income tax provision	50,431	40,061	(25.9)
NET INCOME	$80,755	$65,524	23.2%

EARNINGS PER SHARE
Basic	$0.37	$0.30	23.3%
Diluted	$0.37	$0.30	23.3%

AVERAGE SHARES OUTSTANDING
Basic	215,620	217,522
Diluted	217,350	220,544

1st Quarter 2012 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At March 31, (Unaudited)	(In thousands)
	2012	2011
ASSETS
Cash and cash equivalents	$5,734	$11,678
Accounts receivable, net	425,766	357,008
Inventories	111,813	71,291
Deferred income taxes	10,035	7,550
Income taxes receivable	561	736
Prepaid expenses	7,325	4,605
Other current assets	30,393	3,146
Total current assets	591,627	456,014
Property, plant and equipment, net	736,888	504,776
Goodwill	24,093	24,093
Other assets	16,399	12,240
Total assets	$1,369,007	$997,123

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$132,383	$97,341
Accrued payroll and related expenses	26,751	22,999
Accrued insurance expenses	6,138	5,924
Accrued state, local and other taxes	5,701	4,659
Income taxes payable	35,403	26,297
Other accrued expenses	384	694
Total current liabilities	206,760	157,914
Long-term accrued insurance expenses	9,254	8,296
Notes payable to banks	180,800	149,800
Long-term pension liabilities	22,418	18,698
Other long-term liabilities	1,938	1,711
Deferred income taxes	147,439	78,992
Total liabilities	568,609	415,411
Common stock	21,949	22,206
Capital in excess of par value	-	-
Retained earnings	790,893	568,710
Accumulated other comprehensive loss	(12,444)	(9,204)
Total stockholders' equity	800,398	581,712
Total liabilities and stockholders' equity	$1,369,007	$997,123

1st Quarter 2012 Earnings Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call.  EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.  RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure.  This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended March 31, (Unaudited)	First Quarter		% BETTER (WORSE)
	2012	2011

Reconciliation of Net Income to EBITDA
Net Income	$80,755	$65,524	23.2%
Add:
Income tax provision	50,431	40,061	(25.9)
Interest expense	596	1,079	44.8
Depreciation and amortization	51,570	39,537	(30.4)
Less:
Interest income	5	4	25.0
EBITDA	$183,347	$146,197	25.4%

EBITDA PER SHARE
Basic	$0.85	$0.67	26.9%
Diluted	$0.84	$0.66	27.3%